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                                    AGREEMENT


         THIS AGREEMENT (this "AGREEMENT") is entered into by and between Halifax Fund, L.P. (the "STOCKHOLDER") and ChromaVision Medical Systems, Inc. (the "COMPANY") this ____ day of February, 2002, with reference to the following facts:

         A. The Stockholder currently holds shares of Series D 5% Cumulative Convertible Preferred Stock of the Company (the "SERIES D PREFERRED"), purchased from the Company in a private placement on July 10, 2001 (the "CLOSING DATE").

         B. Pursuant to the Certificate of Designations relating to the Series D Preferred (the "CERTIFICATE"), the holders of Series D Preferred are entitled to vote as a single class along with the holders of Common Stock of the Company, with each holder of Series D Preferred entitled to one vote for each share of Common Stock into which such holder's shares of Series D Preferred are then convertible.

         C. The price at which shares of Series D Preferred were convertible into shares of Common Stock at the time of issuance was $6.5746 per share. Under the terms of the Series D Preferred the conversion price is to be adjusted on July 10, 2002 to a price based upon an average of trading prices of the Company's Common Stock at that time but in no event is the adjusted price to be greater than the initial conversion price or less than $4.0019 per share (the "CONVERSION ADJUSTMENT"). If the Conversion Adjustment occurs, the Series D Preferred may become convertible into additional shares of Common Stock (the "ADDITIONAL SHARES"), which would increase the voting power of the holders of the Series D Preferred with respect to any matters on which such holders vote as a single class along with the holders of Common Stock.

         D. The staff of the Nasdaq Stock Market, Inc. ("NASDAQ") has questioned whether the Conversion Adjustment is consistent with Nasdaq's voting rights policy.

         E. The Stockholder and the Company desire to enter into this Agreement providing that the Stockholder will not exercise any voting power based on the Additional Shares to address the concern of the Nasdaq staff regarding that issue.

         NOW, THEREFORE, in consideration of the foregoing premises, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

1. Voting of Additional Shares. Subject to Section 3 below, the Stockholder hereby waives and agrees not to exercise its rights to vote the Series D Preferred to the extent of any Additional Shares which may become issuable upon conversion of such holder's Series D Preferred as a result of the Conversion Adjustment; provided, however, that the foregoing waiver shall not affect or act as a waiver of any other voting rights granted to holders of the Series D Preferred in the Certificate that are not based on the Additional Shares.

2. Restrictions on Transfer. The Stockholder hereby agrees that it will not sell, assign, transfer, pledge or dispose of any shares of Series D Preferred or grant any proxy or enter into any arrangement by which another person or entity has the power to vote shares of Series D
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Preferred held by the Stockholder unless the purchaser, assignee, transferee, pledgee or other person or entity agrees to be bound by the terms of this Agreement by executing and delivering a copy hereof to the Company. The Stockholder hereby consents to the inclusion of a legend on its stock certificate(s) representing its Series D Preferred as follows:

         THE VOTING RIGHTS ASSOCIATED WITH THE SHARES OF SERIES D PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS SET FORTH IN AN AGREEMENT BETWEEN THE HOLDER HEREOF AND THE COMPANY, COPIES OF WHICH ARE AVAILABLE UPON REQUEST FROM THE COMPANY

3. Condition to Effectiveness. This Agreement shall not be effective unless and until each other holder of Series D Preferred executes and delivers an agreement in substantially the same form and with the same substance as this Agreement.

4. Miscellaneous. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without giving effect to its conflicts or choice of law principles. This Agreement represents the complete and final understanding of the parties hereto with respect to its subject matter and supersedes any prior or contemporaneous oral or written agreements or understandings with respect to such subject matter. This Agreement may not be assigned by either party without the written consent of the other party, and this Agreement shall be binding upon, and inure to the benefit of, each party and their respective successors and permitted assigns. This Agreement may not be supplemented or amended unless (i) such supplement or amendment is set forth in a written instrument executed by both parties hereto, (ii) the agreements executed by the other holders of Series D Preferred are similarly supplemented or amended and (iii) the Company notifies the staff of the Nasdaq in writing of the nature of the supplement or amendment.

                            [signature page follows]


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         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.


                                    HALIFAX FUND, L.P.


                                    By:  /s/ Maurice Hryshko

                                    Name:  Maurice Hryshko

                                    Title:  Controller



                                    CHROMAAVISION MEDICAL SYSTEMS, INC.


                                    By:  /s/ Kevin O'Boyle

                                    Name:  Kevin O'Boyle

                                    Title:  Executive Vice President and Chief
                                              Financial Officer


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                     SCHEDULE OF IDENTICAL DOCUMENTS OMITTED


         ChromaVision Medical Systems, Inc. entered into Agreements identical to the foregoing Agreement in all respects (except for the identity of the party) with following named parties. These agreements have been omitted as exhibits to the Annual Report on Form 10-K pursuant to Instruction 2 to paragraph (a)(4) of
Item 601 of Form S-K:

Marchall Capital Management, Inc.

Castle Creek Healthcare Partners LLC

CCL Fund, LLC

Velocity Investment Partners, Ltd.

Cartmore Enterprises, Inc.

Safeguard Delaware, Inc.


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